REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Woongjin Energy CO., Ltd.

We have audited the accompanying statements of financial position of Woongjin Energy Co., Ltd. (the “Company”) as of December 31, 2009, and the related statements of income, appropriations of retained earnings, changes in shareholders’ equity and cash flows for the year then ended, expressed in Korean won.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woongjin Energy Co., Ltd. as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the Republic of Korea.

Accounting principles generally accepted in the Republic of Korea vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 23 to the financial statements.

We have not audited the accompanying financial statements of the Company as of December 31, 2008 and for the years ended December 31, 2008 and 2007 which are presented only for comparative purposes.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
June 21, 2010

Woongjin Energy Co., Ltd.
Statements of Financial Position
December 31, 2009 and 2008 (unaudited)

	Thousands of Korean won				Thousands of U.S. Dollars (Note 1)
	2009		2008 (unaudited)		2009

Assets
Current assets
Cash and cash equivalents	₩	9,215,103	₩	3,651,497	$7,892
(Government grants) (Notes 5, 21 and 23)		(773,871)		-	(662)
Short-term financial instruments		25,500,000		11,000,000	21,840
Accounts receivable, less allowance for doubtful accounts of ₩ 192,238 thousand (2008: ₩ 141,219 thousand) (Notes 17 and 18)		19,031,586		13,980,635	16,300
Other receivables, less allowance for doubtful accounts of ₩ 154,749 thousand (2008: ₩ 120,776 thousand) (Notes 17 and 18)		15,849,220		15,485,497	13,574
Advanced payments		1,623,014		464,357	1,389
Short-term deposits (Notes 14 and 17)		14,182,606		9,910,869	12,147
Deferred income tax assets (Note 13)		338,765		1,464,266	290
Inventories, net (Notes 3 and 5)		8,990,458		8,694,307	7,700
Other current assets		472,751		332,935	405
Total current assets		94,429,632		64,984,363	80,875

Available-for-sale securities (Note 4)		625,630		607,602	536
Property, plant and equipment, net (Notes 2, 5 and 7)		122,221,272		109,698,607	104,677
Intangible assets, net (Notes 6 and 9)		574,179		653,386	492
Guarantee deposits		194,881		190,000	167
Deferred income tax assets (Note 13)		162,460		344,277	139
Total assets	₩	218,208,054	₩	176,478,235	$186,886

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Financial Position
December 31, 2009 and 2008 (unaudited)

	Thousands of Korean won				Thousands of U.S. Dollars (Note 1)
	2009		2008 (unaudited)		2009

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable (Notes 17 and 18)	₩	996,002	₩	817,572	$853
Other payables (Notes 17 and 18)		23,492,005		31,193,612	20,120
Short-term borrowings (Note 18)		-		1,341,254	-
Income tax payables (Note 13)		6,362,095		4,200,697	5,449
Current portion of derivatives liability (Note 10)		805,357		978,499	690
Current portion of long-term borrowings (Note 7)		10,312,500		-	8,832
Other current liabilities		643,765		562,541	551
Total current liabilities		42,611,724		39,094,175	36,495

Long-term borrowings (Notes 5, 7 and 9)		78,245,479		82,821,457	67,014
Other long-term payables		-		134,780	-
Derivatives liability (Note 10)		170,150		1,388,189	146
Accrued severance benefits, net (Note 8)		285,277		118,713	244
Total liabilities		121,312,630		123,557,314	103,899
Commitments and contingencies (Note 9)
Shareholders’ equity
Capital stock
Common stock (Note 11)		23,060,000		23,060,000	19,750
Capital surplus (Notes 11 and 12)		1,500,665		-	1,286
Capital adjustments, net (Note 12)		343,083		(146,410)	294
Accumulated other comprehensive income (loss) (Notes 4, 10 and 16)		(683,756)		(1,781,256)	(586)
Retained earnings		72,675,432		31,788,587	62,243
Total shareholders’ equity		96,895,424		52,920,921	82,987
Total liabilities and shareholders’ equity	₩	218,208,054	₩	176,478,235	$186,886

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Income
Years Ended December 31, 2009, 2008 (unaudited) and 2007(unaudited)

	Thousands of Korean won						Thousands of U.S. Dollars (Note 1)
	2009		2008 (unaudited)		2007 (unaudited)		2009

Sales (Notes 14 and 17)	₩	118,893,615	₩	67,679,189	₩	2,834,471	$101,827
Cost of sales (Notes 15 and 17)		54,554,240		25,643,265		2,265,735	46,723
Gross profit		64,339,375		42,035,924		568,736	55,104
Selling and administrative expenses (Notes 12, 19 and 20)		7,855,920		4,654,013		3,070,086	6,728
Operating income		56,483,455		37,381,911		(2,501,350)	48,376
Non-operating income
Interest income		569,179		492,164		197,453	487
Gain on foreign exchange transactions		12,128,949		8,391,133		135,380	10,388
Gain on foreign currency translation (Note 18)		13,237		2,277,335		94,508	11
Gain on disposal of property, plant and equipment		-		5,100		-	-
Gain on derivative transactions (Note 10)		-		925,801		34,598	-
Others		129,733		32,509		826,223	112
		12,841,098		12,124,042		1,288,162	10,998
Non-operating expenses
Interest expense (Note 10)		5,560,557		4,414,148		715,321	4,762
Loss on foreign exchange transactions		13,223,142		3,336,693		79,081	11,326
Loss on foreign currency translation (Note 18)		63,531		2,644,194		3,140	54
Other bad debt expense		-		120,776		19,053	-
Loss on disposal of property, plant and equipment		-		17,500		-	-
Loss on derivative transactions (Note 10)		-		949		-	-
Loss on valuation of derivative instruments (Note 10)		-		258,227		-	-
Donations		1,000		100		-	1
Others		321		1		20	-
		18,848,551		10,792,588		816,615	16,143
Income before income taxes		50,476,002		38,713,365		(2,029,803)	43,231
Income tax expenses (Note 13)		9,442,747		4,941,541		(120,451)	8,088
Net income	₩	41,033,255	₩	33,771,824	₩	(1,909,352)	$35,143

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Appropriations of Retained Earnings
Years Ended December 31, 2009 and 2008 (unaudited)
(Dates of appropriations: February 26, 2010, March 24, 2009 and March 25, 2008
for the years ended December 31, 2009, 2008 and 2007, respectively)

	Thousands of Korean won						Thousands of U.S. Dollars (Note 1)
	2009		2008 (unaudited)		2007 (unaudited)		2009

Retained earnings before appropriations
Unappropriated retained earnings (deficit) carried over from prior year	₩	31,642,177	₩	(1,983,236)	₩	(73,884)	$27,100
Net income (loss)		41,033,255		33,771,824		(1,909,352)	35,143
		72,675,432		31,788,588		(1,983,236)	62,243
Appropriation of retained earnings
Amortization of discounts on stock issuances		-		146,410		-	-
		-		146,410		-	-
Unappropriated retained earnings (deficit) carried forward to subsequent year	₩	72,675,432	₩	31,642,177	₩	(1,983,236)	$62,243

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

	Thousands of Korean won
	Capital stock		Capital surplus		Capital adjustments		Accumulated other comprehensive income (loss)		Retained earnings (deficit)		Total

Balances at January 1, 2007 (unaudited)	₩	8,000,000	₩	317,553	₩	-	₩	-	₩	(73,885)	₩	8,243,668
Net loss		-		-		-		-		(1,909,352)		(1,909,352)
Balances at December 31, 2007 (unaudited)		8,000,000		317,553		-		-		(1,983,237)		6,334,316

Balances at January 1, 2008 (unaudited)		8,000,000		317,553		-		-		(1,983,237)		6,334,316
Issuance of common stock		12,000,000		-		(72,403)		-		-		11,927,597
Conversion of convertible bonds		3,060,000		(317,553)		(74,007)		-		-		2,668,440
Gain on valuation of available-for sale securities		-		-		-		43,233		-		43,233
Gain on valuation of derivatives		-		-		-		(1,824,489)		-		(1,824,489)
Net income		-		-		-		-		33,771,824		33,771,824
Balances at December 31, 2008 (unaudited)		23,060,000		-		(146,410)		(1,781,256)		31,788,587		52,920,921

Balances at January 1, 2009		23,060,000		-		(146,410)		(1,781,256)		31,788,587		52,920,921
Amortization of discounts on stock issuances		-		-		146,410		-		(146,410)		-
Stock based compensation		-		1,500,665		343,083		-		-		1,843,748
Gain on valuation of available-for sale securities		-		-		-		12,446		-		12,446
Gain on valuation of derivatives		-		-		-		1,085,054		-		1,085,054
Net income		-		-		-		-		41,033,255		41,033,255
Balances at December 31, 2009	₩	23,060,000	₩	1,500,665	₩	343,083	₩	(683,756)	₩	72,675,432	₩	96,895,424

	Thousands of U.S. Dollars (Note 1)
	Capital stock	Capital surplus	Capital adjustments	Accumulated other comprehensive income (loss)	Retained earnings	Total

Balances at January 1, 2009	$19,750	$-	$(125)	$(1,526)	$27,225	$45,324
Amortization of discounts on stock issuances	-	-	125	-	(125)	-
Stock based compensation	-	1,286	294	-	-	1,580
Gain on valuation of available-for-sale securities	-	-	-	11	-	11
Gain on valuation of derivatives	-	-	-	929	-	929
Net income	-	-	-	-	35,143	35,143
Balances at December 31, 2009	$19,750	$1,286	$294	$(586)	$62,243	$82,987

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Cash Flows
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

	Thousands of Korean won						Thousands of U.S. Dollars (Note 1)
	2009		2008 (unaudited)		2007 (unaudited)		2009
Cash flows from operating activities
Net income (loss)	₩	41,033,255	₩	33,771,824	₩	(1,909,352)	$35,143
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation		12,434,892		5,954,193		621,644	10,650
Amortization of intangible assets		180,132		155,696		30,225	154
Provision for severance benefits		675,779		330,870		56,933	579
Bad debt expenses		84,992		105,525		16,641	73
Fees and commissions		2,592		76,800		-	2
Other bad debt expense		-		120,776		19,053	-
Loss(gain) on foreign currency translation, net		50,294		120,709		(91,994)	43
Loss on disposal of property, plant and equipment, net		-		12,400		-	-
Non-cash interest expenses		-		30,124		44,412	-
Loss(gain) on valuation of derivative instruments		-		258,227		(814,006)	-
Loss on valuation of inventories		50,015		-		-	43
Stock based compensation expenses		1,843,747		-		-	1,579
		15,322,443		7,165,320		(117,092)	13,123
Changes in operating assets and liabilities
Increase in accounts receivable		(5,130,645)		(13,468,988)		(1,664,096)	(4,394)
Increase in other receivable		(432,553)		(14,647,067)		(1,886,407)	(371)
Increase in advanced payments		(1,158,657)		(316,692)		(147,665)	(993)
Increase in short-term deposits		(4,271,737)		(9,102,522)		(808,347)	(3,659)
Decrease (increase) in other current assets		(146,482)		358,919		(27,190)	(125)
Increase in inventories		(346,166)		(6,890,834)		(1,803,473)	(296)
Increase (decrease) in deferred tax assets		995,611		(1,278,538)		-	(853)
Increase in accounts payable		186,784		474,424		389,265	160
Increase (decrease) in other payables		(9,079,644)		30,523,502		2,881,013	(7,776)
Increase (decrease) in accrued expenses		374,428		(23,533)		208,616	321
Increase in income tax payables		2,161,398		4,200,698		-	1,851
Increase (decrease) in other current liabilities		(293,205)		102,871		271,017	(251)
Increase in other long-term payables		(134,780)		-		57,980	(116)
Decrease in deferred tax liabilities		-		-		(120,451)	-
Increase(decrease) in accrued severance benefits		(509,215)		(292,830)		7,343	(436)
		(17,784,863)		(10,360,586)		(2,642,395)	(15,232)
Net cash provided by (used in) operating activities		38,570,835		30,576,558		(4,668,839)	33,034

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Cash Flows
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

	Thousands of Korean won						Thousands of U.S. Dollars (Note 1)
	2009		2008 (unaudited)		2007 (unaudited)		2009
Cash flows from investing activities
Increase in short-term financial instruments, net	₩	(14,500,000)	₩	(10,900,000)	₩	(100,000)	$(12,419)
Decrease (increase) in short-term loans, net		6,666		6,667		(111,556)	6
Proceeds from disposal of property, plant and equipment		16,863		5,100		-	14
Decrease (increase) in guarantee deposits, net		(4,881)		20,000		(210,000)	(4)
Acquisition of available-for-sale securities		-		(495,818)		(56,358)	-
Acquisition of property, plant and equipment		(23,867,628)		(69,974,270)		(45,461,896)	(20,441)
Acquisition of intangible assets		(103,517)		(107,499)		(697,808)	(89)
Net cash used in investing activities		(38,452,497)		(81,445,820)		(46,637,618)	(32,933)

Cash flows from financing activities
Increase in short-term borrowings		7,444,140		7,828,871		42,942,981	6,376
Increase in long-term borrowings		8,203,543		39,878,477		-	7,026
Payment of short-term borrowings		(8,785,394)		(6,836,772)		-	(7,524)
Payment of long-term borrowings		(2,467,021)		-		-	(2,113)
Proceeds from stock issuances		-		11,927,597		-	-
Receipts of government grants		1,050,000		235,300		-	899
Net cash provided by financing activities		5,445,268		53,033,473		42,942,981	4,664
Net increase in cash and cash equivalents		5,563,606		2,164,211		(8,363,476)	4,765
Cash and cash equivalents
Beginning of the year		3,651,497		1,487,286		9,850,762	3,127
End of the year	₩	9,215,103	₩	3,651,497	₩	1,487,286	$7,892

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTING FINANCIAL STATEMENTS

Woongjin Energy Co., Ltd. (the “Company”) was established on November 17, 2006, under the joint venture agreement dated September 29, 2006 between Woongjin Coway Co., Ltd. and SunPower Corporation (together with its subsidiaries, “SunPower”). The Company is mainly engaged in manufacture, sales and distribution of silicon ingots. In 2007, Woongjin Holdings Co., Ltd. acquired shares of the Company held by Woongjin Coway Co., Ltd.

As of December 31, 2009, the Company’s headquarter and manufacturing facilities are located in Dae-jeon, South Korea.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Financial Statement Presentation

The Company maintains its accounting records in Korean won and prepares statutory financial statements in Korean language in conformity with the accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices.

The accompanying financial statements have been condensed, restructured and translated into English from the Korean language financial statements. The translations of Korean Won amounts into U.S. dollar amounts are included solely for the convenience of readers and have been made at the rate of ₩ 1167.6 to $1, the approximate rate of exchange at December 31, 2009. Such translations should not be construed as representations that the Korean Won amounts could be converted into U.S. dollars at that or any other rate.

The following is a summary of significant accounting policies followed by the Company in the preparation of its financial statements. These policies have been consistently applied to all the years presented, unless otherwise stated.

In 2009, the Company adopted the following new Statements of Korea Accounting Standards (SKAS) issued by the Korea Accounting Standards Board:

•	SKAS No. 5, Property, Plant and Equipment (As Revised)
•	Interpretation on financial accounting standard [53-70], Accounting for Derivatives (As Revised)

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

Revenue Recognition
Revenues from the sale of goods are recognized when the significant risks and rewards of ownership of goods are transferred to the buyer, usually upon the shipment of the product. At the time revenue is recognized, the Company provides for future returns of potentially defective product based on historical experience.

In those cases where the Company is not the primary obligor or merchant of record and/or does not credit risk, or where it earns a fixed manufacturing service fee, the Company records revenue under the net method. When the Company records revenues at net, revenue is recorded at the net amount received and retained by the Company.

Cash and Cash Equivalents and Short-Term Financial Instruments
Cash and cash equivalents include cash on hand and in banks, and financial instruments with maturity of three months or less at the time of purchase. Investments which are usually convertible into cash within four to 12 months of purchases are classified in the statements of financial position as short-term financial instruments. The carrying amount of these investments approximates fair value.

Allowance for Doubtful Accounts
The Company provides an allowance for doubtful accounts receivable. Allowances are calculated based on the estimates made through a reasonable and objective method.

Inventories
The quantities of inventories are determined using the perpetual method and periodic inventory count, while the costs of inventories are determined using the weighted average method. Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expense. Replacement cost is used for the estimate of net realizable value of raw materials. If, however, the circumstances which caused the valuation loss cease to exist, the valuation loss is reversed, but not exceeding the original carrying amount before valuation. The said reversal is deducted from cost of sales.

Investments in Securities
Costs of securities are determined using the moving-weighted average method.
Investments in equity securities or debt securities are classified into trading securities, available-for-sale securities and held-to-maturity securities, depending on the acquisition and holding purpose. Investments in equity securities of companies, over which the Company exercises a significant control or influence, are recorded using the equity method of accounting. Trading securities are classified as current assets while available-for-sale securities and held-to-maturity securities are classified as long-term investments, excluding those securities that mature or are certain to be disposed of within one year, which are then classified as current assets.

Held-to-maturity securities are measured at amortized cost while available-for-sale and trading securities are measured at fair value. However, non-marketable securities, classified as available-for-sale securities, are carried at cost when the fair values are not readily determinable.

Gains and losses related to trading securities are recognized in the income statement, while unrealized gains and losses of available-for-sale securities are recognized under other comprehensive income and expense. Realized gains and losses on available-for-sale securities are recognized in the income statement.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

Property, Plant and Equipment
Property, plant and equipment are stated at cost, which includes acquisition cost, production cost and other costs required to prepare the asset for its intended use. It also includes the present value of the estimated cost of dismantling and removing the asset, and restoring the site after the termination of the asset's useful life, provided it meets the criteria for recognition of provisions.

Property, plant and equipment are stated net of accumulated depreciation calculated and computed using a straight-line method, based on the following estimated useful lives:

Estimated Useful Lives
Building	25 years
Structures	20 years
Machinery and equipment	8 years
Others	3~5 years

Expenditures incurred after the acquisition or completion of assets are capitalized if they enhance the value of the related assets over their recently appraised value or extend the useful life of the related assets. Routine maintenance and repairs are charged to expense as incurred.

The Company capitalizes the interest it incurs on borrowings used to finance the cost of manufacturing, acquisition, and construction of inventory and property, plant, and equipment that require more than one year to complete from the initial date of manufacture, acquisition, and construction. Interest expenses of
₩ nil, ₩ 64 million and ₩ 753 million were capitalized in 2009, 2008 (unaudited) and 2007 (unaudited), respectively.

In case the capitalized financial costs are expensed as incurred, the effects to financial statements would be as follows:

	Thousands of Korean won
	When capitalized	When expensed	Variance
Buildings	₩ 34,520,661	₩ 33,704,035	₩ 816,626
Accumulated depreciation	2,776,590	2,704,797	71,793
Depreciation (*1)	12,434,891	12,402,226	32,665
Interest	5,560,557	5,560,557	-
Net income (*2)	41,033,255	41,008,494	24,761

	Thousands of U.S. Dollars
	When capitalized	When expensed	Variance
Buildings	$29,565	$28,866	$699
Accumulated depreciation	2,378	2,317	61
Depreciation expense (*1)	10,650	10,622	28
Interest expense	4,762	4,762	-
Net income (*2)	35,143	35,122	21

(*1) Includes depreciation allocated to cost of goods sold.

(*2) Marginal tax rate was assumed for the tax effect.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

Intangible Assets
Intangible assets are stated at cost, which includes acquisition cost, production cost and other costs required to prepare the asset for its intended use. Intangible assets are stated net of accumulated amortization which is determined on a straight-line method over the estimated economic useful lives of five years.

The Company recognizes the costs associated with the research and development of intellectual property rights as expense when incurred.

Impairment of Assets
When the book value of an asset is significantly greater than its recoverable value due to obsolescence, physical damage or an abrupt decline in the market value of the asset, the said decline in value is deducted from the book value to agree with recoverable amount and is recognized as an asset impairment loss for the period. When the recoverable value subsequently exceeds the book value, the impairment amount is recognized as gain for the period to the extent that the revised book value does not exceed the book value that would have been recorded without the impairment. Reversal of impairment of goodwill is not allowed.

Translation of Assets and Liabilities Denominated in Foreign Currencies
Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at the rates of exchange in effect at the date of the statement of financial position and the resulting translation gains and losses are recognized in current operations.

Accrued Severance Benefits
Employees and directors with at least one year of service are entitled to receive a lump-sum payment upon termination of their employment with the Company based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the date of statement of financial position.

The Company has a defined benefit pension plan, and accrues severance benefits for current employees and pension payables for retired employees. Pension plan assets are presented as a deduction from the total accrued severance benefits and pension payables. The excess of pension plan assets over pension plan liabilities is recorded as investment assets.

Derivatives
All derivative instruments are accounted for at their fair value according to the rights and obligations associated with the derivative contracts. The resulting changes in fair value of derivative instruments are recognized either under the income statement or shareholders’ equity, depending on whether the derivative instruments qualify as a cash flow hedge. Fair value hedge accounting is applied to a derivative instrument purchased with the purpose of hedging the exposure to changes in the fair value of an asset or a liability or a firm commitment that is attributable to a particular risk. The resulting changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized under the shareholders’ equity under accumulated other comprehensive income and expense.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

Government Grants
Government grants received, which are to be repaid, are recorded as liability, while grants without obligation to be repaid are offset against cost of assets purchased with such grants. Grants received for a specific purpose are offset against the specific expense for which it was granted, and other grants are recorded as a gain for the period.

Share-based Compensation
In accordance with SKAS No. 22, Share-based payment, for equity-settled share-based payment transactions, the Company shall measure the goods or services received, and the corresponding increase in equity, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably. If the Company cannot estimate reliably the fair value of the goods or services received, the Company shall measure their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

For cash-settled share-based payment transactions, the Company shall measure the goods or services acquired and the liability incurred at the fair value of the liability. Until the liability is settled, the Company shall remeasure the fair value of the liability at each reporting date and at the date of settlement, with any changes in fair value recognized in profit or loss for the period.

Share-based payment transactions with an option for the parties to choose between cash and equity settlement are accounted for based on the substance of the transaction.

Income Tax and Deferred Income Tax
Income tax expense includes the current income tax under the relevant income tax law and the changes in deferred tax assets or liabilities. Deferred tax assets and liabilities represent temporary differences between financial reporting and the tax bases of assets and liabilities. Deferred tax assets are recognized for temporary differences which will decrease future taxable income or operating loss to the extent that it is probable that future taxable income will be available against which the temporary differences can be utilized.  Deferred tax effects applicable to items in the shareholders’ equity are directly reflected in the shareholders’ equity.

Provisions and Contingent Liabilities
When there is a probability that an outflow of economic benefits will occur due to a present obligation resulting from a past event, and whose amount is reasonably estimable, a corresponding amount of provision is recognized in the financial statements. However, when such outflow is dependent upon a future event, is not certain to occur, or cannot be reliably estimated, a disclosure regarding the contingent liability is made in the notes to the financial statements.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

3. Inventories

Inventories as of December 31, 2009 and 2008 consist of the following:

	Thousands of Korean won				Thousands of U.S. Dollars
	2009		2008 (unaudited)		2009

Finished goods	₩	1,937,846	₩	227,875	$1,660
Work-in-process		150,466		160,308	129
Raw materials		21,150		-	18
Stored goods		6,544,440		8,219,033	5,605
Materials in transit		386,571		87,091	331
	₩	9,040,473	₩	8,694,307	$7,743
Less: Valuation allowance		(50,015)		-	(43)
	₩	8,990,458	₩	8,694,307	$7,700

4. Available-For-Sale Securities

	Thousands of Korean won				Thousands of U.S. Dollars
	2009		2008 (unaudited)		2009

Non-marketable equity securities	₩	59,608	₩	56,358	$51
Marketable government bonds		566,022		551,244	485
	₩	625,630	₩	607,602	$536

Unrealized gain from of available-for-sale securities as of December 31, 2009 was ₩ 55,679 thousand (net of tax effect), recorded as accumulated other comprehensive income.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

5. Property, Plant and Equipment

Changes in property, plant and equipment for the years ended December 31, 2009 and 2008 consist of the following:

	Thousands of Korean won
	Land		Buildings		Structures	Machinery		Others		Construction-in-progress		Total
Balances as of January1, 2009	₩	11,568,415	₩	32,863,732	₩ 2,182,533	₩	59,386,696	₩	3,091,553	₩	605,678	₩	109,698,607
Acquisition		-		267,440	-		15,151,487		1,630,321		8,201,301		25,250,549
Disposal		-		(1,921)	-		(14,942)		-		-		(16,863)
Depreciation		-		(1,385,179)	(123,090)		(9,912,039)		(1,014,584)		-		(12,434,892)
Transfer		-		-	269,759		4,191,589		(74,779)		(4,386,569)		-
Others1		-		-	-		(276,129)		-		-		(276,129)
Balances as of December 31, 2009	₩	11,568,415	₩	31,744,072	₩ 2,329,202	₩	68,526,662	₩	3,632,511	₩	4,420,410	₩	122,221,272

	Thousands of U.S. Dollars
	Land	Buildings	Structures	Machinery	Others	Construction-in-progress	Total
Balances as of January 1, 2009	$9,908	$28,146	$1,869	$50,862	$2,648	$519	$93,952
Acquisition	-	229	-	12,977	1,396	7,024	21,626
Disposal	-	(2)	-	(13)	-	-	(14)
Depreciation	-	(1,186)	(105)	(8,489)	(869)	-	(10,650)
Transfer	-	-	231	3,590	(64)	(3,757)	-
Others1	-	-	-	(237)	-	-	(237)
Balances as of December 31, 2009	$9,908	$27,187	$1,995	$58,690	$3,111	$3,786	$104,677

	Thousands of Korean won
	Land		Buildings		Structures		Machinery		Others		Construction-in-progress		Total
Balances as of January 1, 2008 (unaudited)	₩	11,323,898	₩	21,988,447	₩	60,732	₩	9,886,120	₩	1,319,502	₩	1,386,631	₩	45,965,330
Acquisition		244,517		2,023,765		2,111,559		52,258,319		1,279,966		12,056,144		69,974,270
Disposal		-		(17,500)		-		-		-		-		(17,500)
Depreciation		-		(1,169,884)		(29,148)		(4,362,311)		(392,850)		-		(5,954,193)
Transfer		-		10,038,904		274,690		1,604,568		884,935		(12,837,097)		(34,000)
Others1		-		-		(235,300)		-		-		-		(235,300)
Balances as of December 31, 2008 (unaudited)	₩	11,568,415	₩	32,863,732	₩	2,182,533	₩	59,386,696	₩	3,091,553	₩	605,678	₩	109,698,607

1 Related to the variance of government grants.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

As of December 31, 2009, certain portions of the Company’s land, buildings, and machinery are pledged as collateral for the long-term borrowings to Shinhan Bank up to a maximum of ₩ 123,760 million.

As of December 31, 2009, the value of the Company’s land, as determined by the local government in Korea for property tax assessment purposes, amounts to approximately ₩ 11,627,975 thousand.

In 2009, the Company received government grants amounting to ₩ 1,050,000 thousand from Ministry of Knowledge Economy. As of December 31, 2009, this grant was accounted for as a reduction from cash and machinery for ₩ 773,871 thousand and ₩ 264,494 thousand (net of accumulated amortization), respectively. In 2008 the Company received ₩ 235,300 thousand of a grant from Korea Electric Power Corporation as a reward for installing energy-saving equipment, and the Company recorded this grant as a reduction from structures (₩ 216,681 thousand as of December 31, 2009).

As of December 31, 2009, plant, equipment and inventories are insured against general property losses for up to ₩ 119,988 million. In addition, the Company is insured against machinery breakages, business interruption and so forth.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

6. Intangible Assets

Intangible assets as of December 31, 2009 and 2008 are as follows:

	Thousands of Korean won
	Computer software		Other intangibles		Total
Balances as of January 1, 2009	₩	418,719	₩	234,667	₩	653,386
Acquisition		98,093		5,424		103,517
Disposal		(2,592)		-		(2,592)
Amortization		(116,132)		(64,000)		(180,132)
Balances as of December 31, 2009	₩	398,088	₩	176,091	₩	574,179

	Thousands of U.S. Dollars
	Computer software	Other intangibles	Total
Balances as of January 1, 2009	$358	$201	$559
Acquisition	84	5	89
Disposal	(2)	-	(2)
Amortization	(99)	(55)	(154)
Balances as of December 31, 2009	$341	$151	$492

	Thousands of Korean won
	Computer Software		Other Intangibles		Total
Balances as of January 1, 2008 (unaudited)	₩	368,917	₩	298,667	₩	667,584
Acquisition		107,498		-		107,498
Disposal		34,000		-		34,000
Amortization		(91,696)		(64,000)		(155,696)
Balances as of December 31, 2008 (unaudited)	₩	418,719	₩	234,667	₩	653,386

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

The Company’s significant individual intangible assets include following items:

	Thousands of Korean won					Thousands of U.S. Dollars
	2009		2008 (unaudited)		Remaining Amortization Period	2009
(Computer Software)
Production Information System	₩	193,083	₩	259,283	3 years	$165
(Other Intangibles)
Ingot IP License		170,667		234,667	2.75 years	146

The Company recognized general development costs amounting to ₩ 667,941 thousand (2008: ₩ 15,469 thousand (unaudited)) as expenses in 2009.

7. Long-term borrowings

			Thousands of Korean won				Thousands of U.S. Dollars
	Bank	Interest rate	2009		2008 (Unaudited)		2009
General	Shinhan	CD+1.35%	₩	57,000,000	₩	57,000,000	$48,818
loans	Bank	CD+2.1%		24,432,979		19,521,457	20,926
Development	Shinhan	4.25%		6,300,000		6,300,000	5,396
loans	Bank	Variable		825,000		-	706
			₩	88,557,979	₩	82,821,457	$75,846
Less: Current portion of long-term borrowings				(10,312,500)		-	(8,832)
			₩	78,245,479	₩	82,821,457	$67,014

As of December 31, 2009, the payment schedule of long-term borrowings is as follows:

	Long-term borrowings
	Thousands of Korean won		Thousands of U.S. Dollars

2011	₩	18,831,184	$16,128
2012		20,358,245	17,436
2013		20,358,245	17,436
Thereafter		18,697,805	16,014
	₩	78,245,479	$67,014

The long-term borrowings above are collateralized by property, plant and equipment (Note 5). In addition, Woongjin Holdings Co., Ltd., the Company’s controlling entity has guaranteed  ₩ 41,600 million in principal plus interest of the Company’s obligation under the loan agreement (Note 17).

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

8. Accrued Severance Benefits

	2009
	Thousands of Korean won		Thousands of U.S. Dollars
Balance at the beginning of the year	₩	405,578	$347
Provision		675,779	579
Payment		(10,530)	(9)
		1,070,827	917
Less: Pension plan assets		(758,103)	(649)
Severance insurance deposits		(27,447)	(24)
Balance at the end of year	₩	285,277	$244

As of December 31, 2009, Shinhan Bank manages and administers the Company’s pension plan assets, which consist of time deposits only.

9.	Commitments and Contingencies

As of December 31, 2009, the Company has loan facilities for up to ₩ 88,558 million with Shinhan Bank. The Company also has a credit agreement with Korea Exchange Bank which provides for a ₩ 5,000 million credit facility.

As of December 22, 2006, the Company entered into Polysilicon Supply Agreement with SunPower Philippines Manufacturing, Ltd. and Ingot Supply Agreement with SunPower Corporation, under which SunPower delivers polysilicon to the Company for its manufacturing of ingots, which in turn are sold back to SunPower. On August 1, 2009, the Company and SunPower amended said agreements by which the term of the agreements has extended until July, 2016.

As of December 22, 2006, the Company entered into Ingot IP License Agreement with SunPower Corporation, under which SunPower granted to the Company certain rights under its intellectual property relating to the manufacture and supply of ingots. As a consideration for this agreement, the Company paid ₩ 320 million and recorded the payment as other intangible assets then has amortized it on a straight line method over five years.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

10. Derivative Instruments

As of December 31, 2009, the Company has interest rate swap contracts to manage the exposures to fluctuations in cash flows incurred by variable-interest borrowings. As the Company expects these derivatives to be highly effective in achieving offsetting changes in cash flows, it applied the hedge accounting method designated as cash-flow hedges. The outstanding interest swap contracts as of December 31, 2009 are as follows:

	Contract date	Maturity	Related borrowings	Interest rate- Pay	Interest rate- Receive	Fair value
			Thousands of Korean won			Thousands of Korean won		Thousands of U.S. Dollars
Shinhan	2007.5.7	2010.5.24	₩ 15,700,000	5.08%	CD	₩	(130,959)	$(112)
Bank	2007.11.30	2010.11.22	14,300,000	6.70%	CD+1.35%		(234,173)	(201)
	2008.4.30	2011.5.20	20,000,000	5.09%	CD		(341,924)	(293)
	2008.10.29	2011.10.17	19,500,000	6.93%	CD+2.10%		(268,451)	(230)
						₩	(975,507)	$(836)

The Company’s derivative contracts above hedge the risk of cash flows incurred by variable interests on the related borrowings for the period from May 2007 until October 2011. As of December 31, 2009, the Company has recorded ₩ 739,435 thousand of unrealized loss on valuation of the derivatives, less the income tax effect of  ₩ 236,072.

The Company expects ₩ 805,357 thousand out of its total swap fair value would be realized within twelve months since December 31, 2009. In 2009, the Company recognized ₩ 1,414,089 thousand of loss on derivative transactions represented as interest expenses.

Gains (losses) on valuation of derivative instruments for the years ended December 31, 2009 and 2008 are as follows:

	Loss on valuation of derivatives				Other cumulative comprehensive loss(*)
	Thousands of Korean won			Thousands of U.S. Dollars	Thousands of Korean won		Thousands of U.S. Dollars
Interest rate Swap	2009		2008 (unaudited)	2009	2009	2008 (unaudited)	2009
	₩	-	₩ (258,227)	$-	₩ (975,507)	₩ (2,366,688)	$(836)

(*) before deducting income tax effect

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

11.  Shareholder’s Equity

The Company is authorized to issue 8 million shares with the par value per share of ₩ 5,000. As of December 31, 2009, the Company has issued 4,612 thousand shares (2008: 4,612 thousand shares) of common stock.

As of December 31, 2009, the Company’s capital surplus represents the share-based compensation for the stock grants to its employees by Woongjin Holdings Co., Ltd, the Company’s controlling entity.

12.  Share-based compensation

As of December 31, 2009, the Company has five share-based compensation agreements as follows:

	Stock options (1st)	Stock options (2nd)	Restricted stock (1st)	Restricted stock (2nd)	Restricted stock (CEO)
Grant date	March 20, 2007	March 24, 2009	May 31, 2008	May 31, 2009	December 2, 2008
Grantee	Executives	Executives	ESPP	ESPP	CEO
Settlement method	Issuance of shares	Issuance of shares	Transfer of shares	Transfer of shares	Transfer of shares
Number of Shares (Common stock)	9,312 shares	24,000 shares	115,293 shares	115,307 shares	76,000 shares
Exercise Price	₩ 5,000	₩ 25,200	₩ 5,850	₩ 25,800	₩ -
(per share)	$ (4)	$ (22)	$ (5)	$ (22)	$ ( -)
Authority	Shareholders’ meeting	Shareholders’ meeting	Woongjin Holdings Co., Ltd.	Woongjin Holdings Co., Ltd.	Woongjin Holdings Co., Ltd.

(*) Restricted shares were granted by transfer of the Company’s shares that the controlling company, Woongjin Holdings Co., Ltd. had owned.

(**) The numbers and exercise prices above are subject to change by the Company’s stock issuance, stock dividends, stock split or reverse split.

The Exercisable periods for the stock options granted by the Company are as follows:

Exercisable period
1st Stock Option	From March 20, 2010 to March 19, 2014
2nd Stock Option	From March 24, 2012 to March 23, 2016

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

Vesting conditions for the Company’s share-based compensations are as follows:

Vesting condition
1st Stock Option	2 years of service from the grant date
2nd Stock Option	3 years of service from the grant date
1st and 2nd restricted shares to the ESPP	Continuous service from the grant date and achievement of market performance (a share price target)
The restricted shares to CEO	Upon the grant

The assumptions used to measure fair value of stock options granted by the Company are as follows:

Estimate method: Black-Scholes option pricing model

	1st Stock Option		2nd Stock Option
Fair value of underlying common stocks	₩	34,243 ($ 29) per share	₩	20,326 ($ 17) per share
Risk-free interest rate (yield of Korean treasury bonds with 5-year maturity)		4.80%		4.43%
Expected exercise period		5 years		5 years
Volatility		50.58%		58.61%
Expected dividend yield ratio		-		-
Fair value of stock options	₩	30,434 ($ 26) per unit	₩	9,948 ($ 9) per unit

(*)  Fair value of underlying stocks was measured using commonly adopted fair valuation models such as discounted cash flow method.

(**) Volatility of stock price was calculated and based on the historical stock price records (for the same length of time as the expected term) of the domestic listed companies similar to the Company.

Changes in stock options for the year ended December 31, 2009 and 2008 are as follows:

	2009			2008 (unaudited)
	Stock options	Weighted-Avg. Exercise Price		Stock options	Weighted-Avg. Exercise Price
Beginning	9,312	₩	5,000 ($ 4)	9,312	₩	5,000
Granted	24,000	₩	25,200 ($ 22)	-		-
Forfeited	-		-	-		-
Exercised	-		-	-		-
Outstanding	33,312	₩	19,553 ($ 17)	9,312	₩	5,000
Exercisable	-		-	-		-

As of December 31, 2009, the accumulated expenses related to the Company’s share-based compensation is ₩ 1,843,747 thousand with prior year’s portion amounting to ₩ 1,697,916 thousand (manufacturing costs: ₩ 256,611 thousand and selling and administrative expenses: ₩ 1,587,136 thousand). The total unrecognized share-based compensation cost as of December 31, 2009 is ₩ 269,779 thousand.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

13. Income taxes

Income tax expense for the years ended December 31, 2009 and 2008 consists of the following:

	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009
Current income taxes	₩	8,447,137	₩	6,220,080	₩	-	$7,235
Changes in deferred income taxes related to temporary differences		140,110		(641,336)		(120,451)	120
Changes in deferred income taxes related to tax credit carry forward		1,167,207		(1,167,207)		-	1,000
Total income tax effect	₩	9,754,454	₩	4,411,537	₩	(120,451)	$8,355
Deferred income taxes added to or deducted from capital		(311,707)		530,004		-	(267)
Income tax expenses	₩	9,442,747	₩	4,941,541	₩	(120,451)	$8,088

The reconciliations between net income before income taxes and income tax expenses for the years ended December 31, 2009 and 2008 are as follows:

	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009
Net income before income taxes	₩	50,476,003	₩	38,713,365	₩	(2,029,803)	$43,231
Income tax based on statutory tax rate (2009: 24.15%)	₩	12,190,993	₩	10,615,375	₩	-	$10,441

Adjustments:
Non-taxable income of ₩ 0 (2008: ₩ 2,728,798 thousand)		-		(748,248)		-	-
Non-deductible expense of ₩ 3,312,297 thousand (2008: ₩ 2,124,231 thousand, 2007: ₩ 454,641 thousand)		460,792		42,937		125,026	395
Loss carry forward		-		(652,650)		(125,026)	-
Tax credit		(3,204,846)		(4,445,542)		-	(2,745)
Changes in the unrecognized deferred tax		-		120,451		(120,451)	-
Others (Tax rate changes, etc.)		(4,192)		9,218		-	(3)
Income tax expenses	₩	9,442,747	₩	4,941,541	₩	(120,451)	$8,088
Effective tax rate		18.71%		12.76%		-	18.71%

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

Changes in the temporary differences and related deferred tax assets and liabilities for the year ended December 31, 2009 are as follows:

	Thousands of Korean won
	Temporary differences								Deferred tax assets (liabilities)
	Beginning		Increase		Decrease		Ending		Beginning		Ending

Accrued Severance benefits	₩	263,628	₩	485,951	₩	-	₩	749,579	₩	57,998	₩	181,398
Severance insurance		(263,628)		(485,951)		-		(749,579)		(57,998)		(181,398)
Depreciation		232,132		395,376		52,858		574,650		51,069		139,065
Government grants		228,446		1,050,000		23,400		1,255,046		50,258		303,721
Temporary allowance for grants		(228,446)		(1,050,000)		(23,400)		(1,255,046)		(50,258)		(303,721)
Loss on foreign exchange translation		2,644,194		63,531		2,644,194		63,531		639,895		15,374
Gain on foreign exchange translation		(2,277,335)		(13,237)		(2,277,335)		(13,237)		(551,115)		(3,203)
Gain on valuation of available-for-sale securities		(55,427)		(18,028)		-		(73,455)		(12,194)		(17,776)
Derivatives liability		2,366,687		-		1,391,180		975,507		542,198		236,073
Accrued income		(117,840)		(232,329)		(117,840)		(232,329)		(28,517)		(56,224)
Loss on valuation of inventories		-		422,467		-		422,467		-		102,237
Allowance for sales return		-		354,042		-		354,042		-		85,679
Subtotal	₩	2,792,411	₩	971,822	₩	1,693,057	₩	2,071,176	₩	641,336	₩	501,225
Tax credit carry forward	₩	1,459,009	₩	-	₩	1,459,009	₩	-	₩	1,167,207	₩	-
									₩	1,808,543	₩	501,225

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007(unaudited)

	Thousands of U.S. Dollars
	Temporary differences				Deferred tax assets (liabilities)
	Beginning	Increase	Decrease	Ending	Beginning	Ending

Accrued Severance benefits	$226	$416	$-	$642	$50	$155
Severance insurance	(226)	(416)	-	(642)	(50)	(155)
Depreciation	199	339	45	492	44	119
Government grants	196	899	20	1,075	43	260
Temporary allowance for grants	(196)	(899)	(20)	(1,075)	(43)	(260)
Loss on foreign exchange translation	2,265	54	2,265	54	548	13
Gain on foreign exchange translation	(1,950)	(11)	(1,950)	(11)	(472)	(3)
Gain on valuation of available-for-sale securities	(47)	(15)	-	(63)	(10)	(15)
Derivatives liability	2,027	-	1,191	835	464	202
Accrued income	(101)	(199)	(101)	(199)	(24)	(48)
Loss on valuation of inventories	-	362	-	362	-	88
Allowance for sales return	-	303	-	303	-	73
Subtotal	$2,392	$832	$1,450	$1,774	$549	$429
Tax credit carry forward	$1,250	$-	$1,250	$-	$1,000	$-
					$1,549	$429

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

The gross balances of deferred tax assets and liabilities are as follows:

	Thousands of Korean won								Thousands of U.S. Dollars
	2009				2008 (unaudited)				2009
	Deferred tax assets		Deferred tax liabilities		Deferred tax assets		Deferred tax liabilities		Deferred tax assets	Deferred tax liabilities

Current	₩	398,192	₩	(59,427)	₩	2,043,898	₩	(579,632)	$341	$(51)
Non-current		665,355		(502,895)		464,727		(120,450)	570	(431)

Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the period during which the temporary differences reverse, the outlook of the Korean economic environment, and the overall future industry outlook. Management periodically considers these factors in reaching its conclusion and recognized the deferred income tax asset since all the future (deductible) tax benefits are determined to be realizable as of December 31, 2009.

14. Sales

	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009

Sales – finished goods (including manufacturing service)	₩	113,016,015	₩	50,772,609	₩	2,297,975	$96,793
Sales – others		5,877,600		16,906,580		536,496	5,034
Total sales	₩	118,893,615	₩	67,679,189	₩	2,834,471	$101,827

Sales related to outsourced manufacturing services (manufacture of ingots using customer- procured polycrystalline silicon) is as follows:

	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009

Gross amount	₩	200,456,805	₩	95,662,845	₩	4,791,802	$171,683
Net revenue		112,854,662		50,772,609		2,297,975	96,655

Related to above, the Company accounted for ₩ 14,167,192 thousand of the unprocessed raw materials (poly-silicon) provided by customer as short-term deposits (2008: ₩ 9,900,640 thousand (unaudited)).

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

15. Cost of Sales

	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009

Inventory beginning	₩	227,875	₩	10,131	₩	-	$195
Manufacturing cost for the year		50,792,057		22,254,229		2,107,389	43,501
Transfer from other accounts		4,680,834		1,800,531		58,860	4,009
Transfer to other accounts		(3,021,787)		(233,072)		-	(2,588)
Inventory, ending		(1,887,830)		(227,875)		(10,130)	(1,617)
Cost of finished goods sold	₩	50,791,149	₩	23,603,944	₩	2,156,119	$43,500
Cost of other sales		3,763,091		2,039,321		109,616	3,223
Cost of sales	₩	54,554,240	₩	25,643,265	₩	2,265,735	$46,723

16. Comprehensive Income

The Company’s comprehensive income for the years ended December 31, 2009 and 2008 consists of the following:

	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009

Net income	₩	41,033,255	₩	33,771,824	₩	(1,909,352)	$35,143
Other comprehensive income and expense
Gain on valuation of available-for-sale securities, net of tax effect of ₩ 5,582 thousand in 2009, ₩ 12,194 thousand in 2008 and ₩ nil in 2007		12,445		43,233		-	11
Loss on valuation of derivatives instruments, net of tax effect of ₩ 306,125 thousand in 2009, ₩ 542,199 thousand in 2008 and ₩ nil in 2007		1,085,055		(1,824,489)		-	929
Comprehensive income	₩	42,130,755	₩	31, 990, 568	₩	(1,909,352)	$36,083

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

17. Related Party Transactions

Details of the parents and subsidiaries are as follows:

Description	Related Party	Reference

Controlling company	Woongjin Holdings Co., Ltd.	Shareholder
Other related parties	SunPower (*)	Shareholder
Other related parties	Woongjin Coway Co., Ltd.	An affiliate
Other related parties	Woongjin Happyall Co., Ltd.	An affiliate
Other related parties	Woongjin Foods Co., Ltd.	An affiliate
Other related parties	Kukdong Engineering & Construction Co., Ltd.	An affiliate
Other related parties	Woongjin Thinkbig Co., Ltd.	An affiliate
Other related parties	Booxen Co., Ltd.	An affiliate

 (*) SunPower indicates SunPower Corporation in U.S.A., a shareholder of the Company, and its subsidiaries.

Significant transactions, which occurred in the normal course of business between the Company and its related parties in 2009, 2008 and 2007 are as follows:
	Sales
	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009
Woongjin Holdings Co., Ltd.	₩	-	₩	-	₩	-	$-
SunPower		113,383,024		50,772,609		2,217,273	97,108
Others (*)		14,151		-		-	12
	₩	113,397,175	₩	50,772,609	₩	2,217,273	$97,120

	Purchase
	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009
Woongjin Holdings Co., Ltd.	₩	3,040,057	₩	372,670	₩	9,143	$2,604
SunPower		376,633		590,495		546,089	323
Others (*)		4,101,168		9,096,094		22,955,101	3,512
	₩	7,517,858	₩	10,059,259	₩	23,510,333	$6,439

 (*) Others include Kukdong Engineering & Construction Co., Ltd. to which the Company has paid ₩ 2,370,720 thousand in 2009 (2008: ₩ 7,950,690 thousand (unaudited) and 2007: ₩22,330,000 thousand (unaudited)) for the construction of the Company’s plants.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

Significant balances with related parties as of December 31, 2009 and 2008 are summarized as follows:

	Receivables					Payables
	Thousands of Korean won				Thousands of U.S. Dollars	Thousands of Korean won				Thousands of U.S. Dollars
	2009		2008 (unaudited)		2009	2009		2008 (unaudited)		2009
Woongjin Holdings Co., Ltd.	₩	8,881	₩	-	$8	₩	291,058	₩	35,904	$249
SunPower		48,656,177		35,638,505	41,672		19,333,440		22,930,253	16,558
Others		-		-	-		1,390,031		283,095	1,191
	₩	48,665,058	₩	35,638,505	$41,680	₩	21,014,529	₩	23,249,252	$17,998

As of December 31 2009, Woongjin Holdings Co., Ltd., the Company’s controlling entity has guaranteed ₩ 41,600 million in relation to the Company’s long-term obligation under the loan agreement (Note 7).

18.  Assets and Liabilities Denominated in Foreign Currencies

As of December 31, 2009 and 2008, assets and liabilities denominated in foreign currencies are as follows:

	2009				2008 (unaudited)
(in thousands of Korean won)	Foreign Currency		Korean Won Equivalent		Foreign Currency		Korean Won Equivalent

Assets
Cash and cash equivalents	USD	888,191	₩	1,037,052	USD	2,041,745	₩	2,567,494
Accounts receivable	USD	16,459,382		19,217,974	USD	11,157,284		14,030,285
Other receivables	USD	13,253,632		15,474,941	USD	9,604,464		12,077,613
Liabilities
Short-term borrowings		-		-	JPY	96,223,789		1,341,254
Accounts payable	USD	562,117		656,328	USD	345,600		434,592
	JPY	10,396,500		131,308		-		-
Other payables	USD	16,484,007		19,246,727	USD	18,181,693		22,863,479
	JPY	4,150,000		52,414	JPY	275,113,480		3,834,779
		-		-	CHF	52,668		62,726

Gains on foreign currency translation for the years ended December 31, 2009, 2008 and 2007 are ₩ 13 million, ₩ 2,277 million (unaudited) and ₩ 95 million (unaudited), respectively, and losses on foreign currency translation for the years ended December 31, 2009, 2008 and 2007 are ₩ 64 million, ₩ 2,644 million (unaudited) and ₩ 3 million (unaudited), respectively.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

19.  Selling and Administrative Expenses

Details of selling and administrative expenses for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009

Salaries	₩	1,361,133	₩	1,503,842	₩	995,047	$1,166
Severance benefits		183,728		78,483		56,934	157
Other salaries		1,728		684		278	2
Stock-based compensation expenses		1,587,136		-			1,359
Employee benefits		827,803		589,405		219,719	709
Travel		80,841		99,103		138,535	69
Communication		19,887		39,891		18,611	17
Printing		7,226		19,372		5,578	6
Training expenses		104,148		101,808		48,349	89
Supplies		31,754		73,944		106,449	27
Taxes and dues		145,581		139,942		192,876	125
Lease payment		17,706		15,727		38,764	15
Commission		863,161		1,278,998		716,424	739
Service fees		883,782		87,070		56,499	757
Vehicle maintenance expenses		67,921		60,446		54,809	58
Insurance expenses		44,531		49,307		29,790	38
Entertainment		17,589		15,677		25,161	15
Sample expenses		22,782		-		1,772	20
Advertising		550,010		186,976		107,247	471
Transportation		14,617		8,288		104,834	13
Depreciation		239,929		168,078		59,882	205
Amortization		29,976		15,958		12,568	26
Development expenses		667,941		15,469			572
Bad debt expenses		84,992		105,525		16,641	73
Others		18		20		63,319	-
	₩	7,855,920	₩	4,654,013	₩	3,070,086	$6,728

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

20.  Supplementary Information for Computation of Value Added

The Company’s details of accounts included in the computation of value added for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Thousands of Korean won
	Manufacturing Costs						Selling and Administrative Expenses
	2009		2008 (unaudited)		2007 (unaudited)		2009		2008 (unaudited)		2007 (unaudited)

Wages and Salaries	₩	5,598,897	₩	3,387,852	₩	424,027	₩	1,361,133	₩	1,504,526	₩	995,325
Severance Benefits		492,051		252,387		-		183,728		78,483		56,934
Employee Benefits		413,429		248,910		47,689		827,803		589,405		219,719
Depreciation		11,855,883		5,786,115		561,762		579,008		168,078		59,882
Taxes and Dues		1,663		1,019		2,915		145,581		139,942		192,876
	₩	18,361,923	₩	9,676,283	₩	1,036,393	₩	3,097,253	₩	2,480,434	₩	1,524,736

	Thousands of U.S. Dollars
	Manufacturing Costs	Selling and Administrative Expenses	Total
	2009	2009	2009

Wages and Salaries	$4,795	$1,166	$5,961
Severance Benefits	421	157	579
Employee Benefits	354	709	1,063
Depreciation	10,154	496	10,650
Taxes and Dues	1	125	126
	$15,725	$2,653	$18,379

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

21.  Supplementary Cash Flow Information

Significant transactions not affecting cash flows are as follows:

	Thousands of Korean won						Thousands of U.S. Dollars
	2009		2008 (unaudited)		2007 (unaudited)		2009

Reclassification of construction in progress	₩	4,386,569	₩	12,837,097	₩	1,125,853	$3,757
Conversion of convertible bonds to capital stock		-		3,060,000		-	-
Reclassification of current maturities of long-term borrowings		10,312,500		-		-	8,832

22.  Approval of Financial Statements

The financial statements as of and for the year ended December 31, 2009, were approved by the Board of Directors on February 8, 2010.

23. Summary of Certain Significant Differences Between Korean GAAP and Accounting Principles Generally Accepted in The United States of America (“U.S. GAAP”)

The accompanying consolidated financial statements of the Company have been prepared in conformity with Korean GAAP, which differs from U.S. GAAP in certain significant respects. Such differences are discussed below and address only those differences related to the non-consolidated financial statements. In addition, no attempt has been made to identify disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements.

Information relating to the nature of such differences is presented below.

a.	Foreign Currency Translation

Under U.S. GAAP, an entity’s functional currency is defined as the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash. FASB Codification 830 “Foreign Currency Matters” provides guidance on the determination of a reporting entity's functional currency. It also states that, if an entity's books of record are not maintained in its functional currency, re-measurement into the functional currency is required before translation into the reporting currency.

Under Korean GAAP, the concept of a functional currency did not exist until the release of revision of Korea Financial Accounting Standards Article 68 “Translation of Assets and Liabilities Denominated in Foreign Currencies” which shall be effective from December 31, 2010. While early adoption of this revision is permitted from the financial period including December 31, 2008, the Company has not applied it for the financial statements presented herein. As such, Korean won is used as the base currency for the measurement and presentation as described in Note 2.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

b.	Correction of Errors

Under U.S. GAAP, any error in the financial statements of a prior period discovered after the financial statements are issued or are available to be issued shall be reported as an error correction, by restating the prior-period financial statements. Such restatement requires all of the following:

a. The cumulative effect of the error on periods prior to those presented shall be reflected in the carrying amounts of assets and liabilities as of the beginning of the first period presented.

b. An offsetting adjustment, if any, shall be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period.

c. Financial statements for each individual prior period presented shall be adjusted to reflect correction of the period-specific effects of the error.

Under Korean GAAP, only the correction of fundamental errors is required the restatement of the prior period figures. Corrections of errors other than fundamental errors are included in the profit or loss for the current period.

c.	Accrued Severance Benefits

Under the Korean labor law, employees and directors with more than one year of service are entitled to receive a lump-sum payment upon voluntary or involuntary termination of their employment. The amount of the benefit is based on the length of service and rate of pay at the time of termination. Under Korean GAAP, the full amount of accrued severance benefit as of the end of the reporting period should be provided for. Severance expense is calculated based on the net change in the accrued severance benefit liability assuming the termination of all eligible employees as of the beginning and end of the accounting period. Accrued severance benefits funded outside the company are presented as a deduction from accrued retirement and severance benefit liability.

U.S. GAAP generally requires the use of actuarial methods for measuring annual employee benefit costs including the use of assumptions as to the rate of salary progression and discount rate, the amortization of prior service costs over the remaining service period of active employees and the immediate recognition of a liability when the accumulated benefit obligation exceeds the fair market value of plan assets. U.S. GAAP also requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees’ services already rendered, employees’ rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. Also, U.S. GAAP requires certain additional disclosures not required under Korean GAAP.

Under U.S. GAAP, for employee benefit plans with the characteristics of the Korean plans, if the vested benefits obligation is larger than the present value of the projected benefit obligation, a company may record a pension liability equal to the vested benefit obligation at the balance sheet date. Under these circumstances, the periodic pension expense is equal to the change in the vested benefits obligation during the year and there is no significant difference between Korean GAAP and U.S. GAAP.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007 (unaudited)

d.	Accounting for Income Tax

Under Korean GAAP, deferred income taxes for anticipated future tax consequences result from temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carry-forwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to be reversed. Deferred income tax assets are recognized to the extent that it is almost certain that such deferred income tax assets will be realized.

U.S. GAAP requires the recognition of deferred income taxes for all temporary differences between the carrying value of assets and liabilities for financial statement purposes, and their respective tax bases. Deferred tax assets are reduced by a valuation allowance if, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. Additional payments or reversals of previously provided liabilities arising from finalization of income tax returns, filing amended tax returns or examinations of prior year tax returns by tax authorities are normally reported as part of the current tax charge.

Under U.S. GAAP, for fiscal years beginning after December 15, 2006, an uncertain tax position must be recognized when it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The uncertain tax position, which can be recognized, is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

e.	Derivatives

Under Korean GAAP, derivative financial instruments, regardless of whether they are entered into for trading or hedging purposes, are valued at fair value. Derivative contracts not meeting the requirements for hedge accounting treatment are classified as trading contracts with the changes in fair value included in current operations. For the derivative contracts qualifying for cash flow hedge accounting treatment, the effective portion of the hedge instrument is recorded as capital adjustments and later transfers out of equity when either:

●	results in a recognized asset or liability, in which case the amount accumulated in equity is recognized as an adjustment to the carrying amount of that asset or liability; or

●	otherwise impacts the statement of income.

Under Korean GAAP, a fair value hedge is used to hedge changes in the fair value of a recognized asset or liability, or firm commitment. The hedging instrument is stated at fair value with changes therein flowing through the statement of income as other income or expenses in current operations. Under Korean GAAP, the definition of an embedded derivative is broadly defined without detailed guidance.

Under U.S. GAAP, an entity is required to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in fair value of a recognized asset or liability or an unrecognized firm commitment, a hedge of the exposure to variable cash flows of a forecasted transaction, or a hedge of the foreign currency exposure of a net investment in foreign operations, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

For a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

34

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2009, 2008 (unaudited) and 2007(unaudited)

For a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For a derivative designated as hedging the foreign currency exposure of a net investment in foreign operations, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment. The accounting for a fair value hedge applies to a derivative designated as a hedge of foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

Under U.S. GAAP, there are strict requirements to apply hedge accounting and there are detailed rules for derivative accounting. In general, the accounting for derivatives under Korean GAAP is conceptually similar to that under U.S. GAAP; however, there could be certain significant differences in application. In addition, U.S. GAAP also defines the concept of an embedded derivative, which may need to be recognized and accounted for separately.

f.	Government Grants

Korean GAAP provides specific guidance on the account treatments of government grants which are not obliged to repayments. Such government grants are distinguished between ones to be used for acquisition of specific assets and the others which are related to income. Until the acquisition of related asset, government grants received for asset acquisition are presented in the statement of financial position either by deducting cash (i.e. contra-cash) or deducting the temporary investments operated with the grants. When the acquisition of related asset is completed, the grants are deducted in arriving at the carrying amount of the asset.

Government grants related to income are recorded on the current period’s income statement only to the extent that specific conditions for the use of the grants, if any, have been met; otherwise are recorded as deferred income.

Under U.S GAAP, if conditions are attached to the grant, recognition of the grants is delayed until such conditions have been fulfilled. Contributions of long-lived assets or for the purchase of long-lived assets are to be credited to income over the expected useful life of the asset for which the grant was received.